EXHIBIT 99.1

For further information, contact: Bert W. Hogue, Chief Financial Officer Epoch Biosciences, Inc. (425) 482-5555	Jonathan Fassberg /Brian Korb (Investor Relations) The Trout Group (212) 477-9007

Epoch Biosciences Announces First Quarter Financial Results

     BOTHELL, WA, May 4, 2004 — Epoch Biosciences, Inc. (Nasdaq: EBIO), a provider of proprietary products that accelerate genomic analysis, today reported that revenues for the first quarter were $1.9 million and that net income for the quarter was $175,000 or $0.01 per share. Included in the first quarter 2004 results was other income related to changes in the fair value of common stock warrants of $762,000, or $0.03 per share. Excluding that amount, net loss was $587,000, or $0.02 per share, in the first quarter, compared with a net loss of $874,000, or $0.03 per share, in the first quarter of 2003.

William G. Gerber, M.D., chief executive officer, said, “In addition to successfully acquiring the capital to build our sales and marketing capability during the quarter, we made tangible progress in the segments of the research and diagnostics markets where we are engaging in direct selling. We launched a panel of over 200 validated SNP cancer assays this quarter, the result of a close collaboration with the National Cancer Institute (NCI). This is a concrete example of our ability to deliver exceptional performance to research scientists, and will make an important contribution to oncology research. Our development and manufacturing of ASRs, diagnostic test components for the clinical laboratory market, is on track and our collaborative agreement with ARUP Laboratories validates our technology as well as our strategy for entering this growing business.”

“Our license agreement with Celera Diagnostics also underscores the value of our technology, our ability to access large opportunities in the diagnostics business, to partner with leading players, and to extend our tradition of capturing multiple revenue streams,” Gerber said.

Excluding revenues from our San Diego operations that were sold in May 2003 from the prior year’s first quarter, total revenues decreased 9% to $1.9 million in the first quarter of 2004 due to lower contract research revenues, and product sales increased 21% to $567,000 in the quarter ended March 31, 2004 due to higher MGB Eclipse shipments to end users. License fees and royalties increased slightly to $1.4 million from $1.3 million a year ago due to payment of higher minimum royalties from Applied Biosystems and Third Wave Technologies, offset by reduced license fees from Amersham Biosciences. Contract research revenues decreased to zero from $349,000 last year due to termination of research programs and Federal grants in place a year ago.

Total operating expenses for the first quarter of 2004 were $2.5 million compared to $2.6 million in the first quarter of 2003 when San Diego expenses are excluded. Cost of product sales decreased to $392,000 from $740,000 in the first quarter of 2003 due primarily to the absence of the San Diego operations. Research and development expenses decreased to $928,000 from $1.3 million in the comparable quarter of 2003 due primarily to a lower level of personnel being involved in research and development vs. manufacturing activities. Selling, general, and administrative expenses decreased from $1.3 million in last year’s first quarter to $1.2 million in the current quarter due to the absence of costs from the San Diego operations partially offset by higher sales and marketing costs.

In February 2004, the Company closed a $6.2 million private equity placement of its common stock and warrants to expand Epoch’s sales and marketing infrastructure. The $762,000 warrant valuation adjustment recognized in the first quarter relates to the common stock warrants issued in connection with this transaction, as required by EITF 00-19, “Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In a Company’s Own Stock”. The recognition of this valuation adjustment had no impact on the Company’s operations, working capital or liquidity.

The warrants issued in the private equity placement provide for cash redemption by the warrant holders upon the occurrence of a change in control that may be outside of the Company’s control, subject to certain exceptions. As a result, the fair value of the warrants, measured using the Black-Scholes valuation method, is recorded as a current liability on the Company’s balance sheet in accordance with EITF 00-19. The decrease in the market price of the Company’s common stock from the closing of the equity placement on February 23, 2004 to March 31, 2004 resulted in a decrease in the value of the warrants between these dates and the $762,000 warrant valuation adjustment reported in the Company’s statements of operations for the period ending March 31, 2004.

In May 2003, Epoch sold the assets and customer base of its non-proprietary oligonucleotide business to Eurogentec S.A. of Liege, Belgium, in order to focus on its proprietary products. Under the agreement, Epoch transferred to Eurogentec the customer base, manufacturing equipment and inventory related to its non-proprietary specialty oligonucleotide business in return for $1.4 million in cash.

At March 31, 2004, the Company had unrestricted cash and cash equivalents of $9.7 million.

First Quarter Operating Highlights

•	In February, Epoch entered into a worldwide non-exclusive license with Celera Diagnostics, a joint venture between the Celera Genomics Group and Applied Biosystems Group of Applera Corporation, for incorporation of its MGB™ and Eclipse® Dark Quencher technologies into Celera Diagnostics’ products for selected infectious diseases. The license allows Celera Diagnostics to manufacture, sell and distribute TaqMan® probes that utilize Epoch’s minor groove binder and quencher in selected products. Epoch receives license fees and royalties on sales of such licensed products to end-users.

•	Epoch continued to make progress in implementing its strategy for entering the diagnostics market directly by providing clinical laboratories a broad portfolio of analyte-specific reagents (ASRs) for infectious disease, oncology and inherited disease. The Company intends to introduce an initial menu of 20 infectious and inherited disease MGB Eclipse™ Detection Reagents by June 30, 2004. MGB Eclipse Detection Reagents are proprietary ASRs that incorporate Epoch’s proprietary MGB, Eclipse Dark Quencher and modified nucleotide technologies into a real-time PCR detection platform used by laboratories to provide information for accurate and timely medical decision making. Half of the 20 ASRs have been manufactured to date under cGMP guidelines. Epoch also initiated discussions with several large clinical laboratories regarding their specific assay needs.

•	Shortly after quarter close, Epoch entered into a collaborative agreement with Associated Regional and University Pathologists, Inc. (ARUP Laboratories), a Salt Lake City-based national clinical reference laboratory, for the development and supply of MGB Eclipse Detection Reagents. Under the agreement, ARUP and Epoch are collaborating on the development and validation of infectious disease assays. Initial targets for the collaboration are viruses that include Herpes Simplex Viruses I and II, Cytomegalovirus, Human Herpes Virus 6 and Enterovirus.

•	In March, Epoch made available a new panel of assays, sold directly by Epoch, targeting single nucleotide polymorphisms (SNPs) identified by researchers at the NCI as having a high association with certain cancer patient populations. These validated real-time PCR assays are based on the Company’s proprietary MGB Eclipse™ Probe Systems and were developed in cooperation with members of NCI’s Cancer Genome Anatomy Project (CGAP) utilizing the Company’s unique MGB Eclipse™ By Design service. NCI chose MGB Eclipse Probe Systems due to its high genotyping call accuracy and ability to detect problematic SNPs not possible with other systems.

•	Early in the quarter, Epoch received U.S. Patent # 6,683,173 on “Tm (DNA Hybridization) Leveling Methods,” strengthening Epoch’s position as the leader in Minor Groove Binder technology and the use and development of modified nucleic acid bases. This patent covers use of MGB technology and modified bases in designing probes and primers that work in the narrow temperature range used in genetic analysis systems. This development greatly improves the performance of hybridization-based systems for genetic analysis, including detection of SNPs on today’s sophisticated high throughput platforms, and allows the generation of highly quantitative gene expression systems.

Conference Call Information

Epoch management will hold a conference call at 11:00 a.m. EDT (8:00 a.m. PDT) today, Tuesday, May 4, 2004, to discuss first quarter financial results. To access the call, dial 800-475-2151 for domestic or 973-582-2710 for international. An audio replay will be available for seven days; domestic callers dial 877-519-4471 and international callers dial 973-341-3080 (Passcode #4717803).

A live webcast of the call may be accessed through the Investor Relations section of the Company’s website at www.epochbio.com/company/IR_Audio%20Presentations.htm or directly at www.viavid.net/detailpage.aspx?sid=00001B5E. A replay will be available for 45 days.

About Epoch Biosciences

Epoch Biosciences, Inc. develops and sells proprietary products with commercial applications in the genomics and molecular diagnostics fields. Epoch’s technology has numerous applications including the detection of inherited diseases, single nucleotide polymorphisms (SNPs) to identify individuals at risk for disease or adverse drug reactions, and gene expression measurement. The Company’s chemical reagents enhance the performance of genetic analysis procedures, and are compatible with the majority of DNA analysis systems currently employed or under development for research and diagnostic uses. The Company has an established presence in the research market through licenses to leading genomics companies, global distribution agreements and direct sales to end-users. Epoch also participates in the industrial/bioterrorism sectors and is currently entering the diagnostics market. Information about Epoch is available at www.epochbio.com.

Epoch Biosciences Cautionary Statement

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties, including but not limited to the possibility that the products utilizing Epoch Biosciences’ technologies may not be commercially successful or that third parties assert proprietary rights that preclude Epoch or its distributors from marketing Epoch’s products and technologies. These factors and others may cause actual results to differ materially from the anticipated results. Additional information about potential risk factors that could affect Epoch’s business and financial results is included in Epoch’s Annual Report on Form 10-K for the year ended December 31, 2003 and in other reports filed from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as to the date of this release and Epoch undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

MGB and Eclipse are trademarks of Epoch Biosciences, Inc.

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Epoch Biosciences, Inc.

Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues:
Product sales	$567	$749
License fees and royalties	1,366	1,318
Contract research	—	349

Total revenues	1,933	2,416

Operating expenses:
Cost of product sales	392	740
Research and development	928	1,257
Selling, general and administrative	1,211	1,300

Total operating expenses	2,531	3,297

Operating loss	(598)	(881)

Other income:
Interest income, net	11	7
Warrant valuation adjustment	762	—

Net income (loss)	$175	$(874)

Net income (loss) per share – basic and diluted	$0.01	$(0.03)

Weighted average number of common shares outstanding — basic	27,141	25,730

Weighted average number of common shares outstanding — diluted	27,569	25,730

Epoch Biosciences, Inc.
Balance Sheet Highlights
(in thousands)
(unaudited)

	March 31,	December 31,
	2004	2003
Cash and cash equivalents	$9,675	$4,415
Accounts receivable, net	1,371	1,342
Inventory	92	98
Other current assets	152	217

Total current assets	11,290	6,072

Property and equipment, net	2,456	2,569
Intangible assets, net	853	868
Other non-current assets	668	664

Total assets	$15,267	$10,173

Accounts payable and accrued liabilities	$1,427	$1,453

Deferred revenue – current portion	371	451
Long-term obligations – current portion	473	525
Common stock warrants	1,092	—

Total current liabilities	3,363	2,429
Deferred revenue	2,681	2,510
Long-term obligations	599	692
Stockholders’ equity	8,624	4,542

Total liabilities and stockholders’ equity	$15,267	$10,173

Epoch Biosciences, Inc.
Reconciliations of Non-GAAP Measures
(in thousands, except per share data)
(unaudited)

Certain information provided in this press release with respect to Total Revenues, Operating Expenses, Net Income (Loss), and Net Income (Loss) Per Share excludes the operating results of the Company’s San Diego operations that were sold in May 2003, and with respect to Net Income (Loss) and Net Income (Loss) Per Share excludes non-cash amounts related to the warrant valuation adjustment. Reconciliations of amounts reported in accordance with generally accepted accounting principles (GAAP) in the United States to these non-GAAP measures follow. The Company’s management believes this information provides a meaningful comparison of revenues, expenses, and operating results.

		Three Months Ended
		March 31,
		2004	2003
1.	Total Revenues
	Total revenues as reported– GAAP	$1,933	$2,416
	Exclude revenues from San Diego operations	—	(281)

	Total revenues – non-GAAP	$1,933	$2,135

2.	Operating Expenses
	Operating expenses as reported– GAAP	$2,531	$3,297
	Exclude San Diego operations	—	(688)

	Operating expenses – non-GAAP	$2,531	$2,609

3.	Net Income (Loss)
	Net income (loss) as reported– GAAP	$175	$(874)
	Exclude warrant valuation adjustment	(762)	—
	Exclude San Diego operations	—	411

	Net income (loss) – non-GAAP	$(587)	$(463)

4.	Net Income (Loss) per Share – Basic and Diluted
	Net income (loss) per share as reported – GAAP	$0.01	$(0.03)
	Exclude warrant valuation adjustment	(0.03)	—
	Exclude San Diego operations	—	0.01

	Net income (loss) per share – basic and diluted — non-GAAP	$(0.02)	$(0.02)

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